GUARANTY AGREEMENT

            THIS GUARANTY, dated March 31, 2005, to be effective as of January 3, 2005 (the "Guaranty"), is given by Home Solutions of America, Inc., a Delaware corporation (the "Guarantor"), in favor of Anthony Leeber, Jr., and individual resident of the State of Florida (the "Seller").

Recitals:

WHEREAS, this Guaranty is entered into as a condition to that certain Reorganization Agreement and Plan of Merger (the "Purchase Agreement") of even date herewith between the Guarantor, CBR Acquisition Corp., a Florida corporation (the "Buyer"), and the Seller.  This Guaranty guaranties the payment and performance of all obligations, including reasonable attorneys' fees and expenses, whether or not involving litigation and/or appellate or bankruptcy proceedings (collectively, the "Obligations"), owed by the Buyer to the Seller pursuant to those certain Promissory Notes in the original principal amounts of $2,000,000 and $2,300,000, respectively (together, the "Notes"), issued by the Buyer to the Seller in connection with the Purchase Agreement;

WHEREAS, the Buyer is a wholly-owned subsidiary of the Guarantor and the Guarantor acknowledges that without this Guaranty the Seller would not be willing to enter into the Purchase Agreement.

Agreement:

            NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Guarantor hereby agrees as follows:

1.         Guaranty.

            1.1       Guaranty.  The Guarantor, as direct obligor and not merely as a surety, hereby unconditionally, absolutely, and irrevocably guarantees to the Seller the full and prompt performance and payment of all of the Obligations under the Notes.  If the Buyer should default in the payment or performance of any of the Obligations, the Guarantor, as direct obligor and not merely as a surety, shall forthwith pay or perform such Obligations without notice or demand by the Seller in the manner and on the day required by this Guaranty.

            1.2       Continuing Guaranty.  The Guarantor agrees that its obligations pursuant to this Section 1 are unconditional, absolute, and irrevocable and shall not be released, discharged or affected in any way by any circumstances or condition, including, without limitation:

                        (a)        Any amendment or modification or other change to the Notes;

                        (b)        Any failure, omission or delay on the part of the Buyer to conform or comply with any term of either of the Notes;

                        (c)        Any release or discharge by operation of law of the Buyer or any guarantor from any obligation or agreement contained in the Notes or this Guaranty; and

                        (d)        Any other occurrence, circumstance, happening or event, whether similar or dissimilar to the foregoing and whether foreseen or unforeseen, which otherwise might constitute a legal or equitable defense or discharge of the liabilities of a guarantor or surety or which otherwise might limit recourse against the Buyer or the Guarantor.

            1.3.      Guaranty of Payment and Not of Collection.  The liability of the Guarantor shall be continuing, direct and immediate and not conditional or contingent upon either the pursuit of any remedies against the Buyer or any other person.  The Seller may accept any payment(s), plan for adjustment of debts, plan of reorganization or liquidation, or plan of composition or extension proposed by, or on behalf of, the Buyer or any other guarantor without in any way affecting or discharging the liability of the Guarantor.  If the Obligations are partially paid, the Guarantor shall remain liable for any balance of such Obligations.  This Guaranty shall be revived and reinstated in the event any payment received by the Seller on any Obligation is required to be repaid or rescinded under present or future federal or state law or regulation relating to bankruptcy, insolvency or other relief of debtors.

            1.4       No Discharge.  The Guarantor covenants and agrees that this Guaranty will not be discharged, except by complete performance of its obligations contained herein.

            1.5       Costs and Expenses.  Without limiting any obligation of the Guarantor hereunder, the Guarantor agrees to pay all reasonable fees and costs incurred by the Seller in collecting or securing or attempting to collect or secure this Guaranty or the Obligations, including, without limitation, reasonable attorneys' fees and expenses, whether or not involving litigation and/or appellate or bankruptcy proceedings.

1.6       Representations and Warranties.   The Guarantor hereby represents and warrants to the Seller as follows:  (a) the Guarantor has full power, right and authority to enter into and perform its obligations under this Guaranty, and (b) this Guaranty has been duly executed and delivered by the Guarantor and constitutes the valid and binding obligation of the Guarantor and is enforceable against the Guarantor in accordance with its terms.  No permits, approvals or consents of or notifications to (a) any governmental entities, or (b) any other persons or entities are necessary in connection with the execution, delivery and performance by the Guarantor of this Guaranty and the consummation by the Guarantor of the transactions contemplated hereby.  Neither the execution and delivery of this Guaranty by the Guarantor nor the performance by it of the transactions contemplated hereby will:

                        (i)         Violate or conflict with or result in a breach of any provision of any law, statute, rule, regulation, order, permit, judgment, ruling, injunction, decree or other decision of any court or other tribunal or any governmental entity or agency binding on the Guarantor or his properties, or conflict with or cause an event of default under any contract or agreement of the Guarantor; or

                        (ii)        Require any authorization, consent, approval, exemption or other action by or notice to any court, administrative or governmental body, person, entity or any other third party.

2.         Miscellaneous.

            2.1       Notices, Consents, etc.  Any notices, consents, waivers or other communications required or permitted to be given under the terms hereof must be in writing and will be deemed to have been delivered:  (i) upon receipt, when delivered personally; (ii) three (3) days after mailing, when sent by registered or certified U.S. Mail, postage prepaid, return receipt requested; or (iii) one (1) trading day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same.  The addresses for such communications shall be:

If to Guarantor:	Home Solutions of America, Inc. 5565 Red Bird Center Drive, Suite 150 Dallas, Texas 75237
Attn: Rick J. O'Brien, CFO

With Copy to:	J. Paul Caver, Esq. 2724 Routh Street Dallas, Texas 75201

If to the Seller:	Anthony Leeber, Jr. c/o Cornerstone Building and Remodeling, Inc. 5642 Enterprise Parkway Ft. Myers, FL 33905

With Copy to:	Henry C. Malon, Esq.
44 Wall Street
11th Floor
New York, NY 10005

or at such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party three (3) business days prior to the effectiveness of such change.  Written confirmation of receipt (i) given by the recipient of such notice, consent, waiver or other communication, (ii) mechanically or electronically generated by the sender's facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (iii) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

            2.2       Waiver of Presentment.  To the fullest extent permitted by law and except as otherwise provided herein, the Guarantor waives demand, presentment, protest, notice of dishonor, suit against or joinder of any other person, and all other requirements necessary to charge or hold the Guarantor liable with respect to this Guaranty.

            2.3       Severability.  If any provision of this Guaranty is, for any reason, invalid or unenforceable, the remaining provisions of this Guaranty will nevertheless be valid and enforceable and will remain in full force and effect.  Any provision of this Guaranty that is held invalid or unenforceable by a court of competent jurisdiction will be deemed modified to the extent necessary to make it valid and enforceable and as so modified will remain in full force and effect.

            2.4       Amendment and Waiver.  This Guaranty may be amended, or any provision of this Guaranty may be waived, provided that any such amendment or waiver will be binding on a party hereto only if such amendment or waiver is set forth in a writing executed by the parties hereto.  The waiver by any such party hereto of a breach of any provision of this Guaranty shall not operate or be construed as a waiver of any other breach.

            2.5.      Headings.  The subject headings of Articles and Sections of this Guaranty are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

            2.6       Assignment.  This Guaranty will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but will not be assignable, transferable or delegable by the Guarantor, by operation of law or otherwise.  Except as otherwise provided herein, this Guaranty shall bind and inure to the benefit of and be enforceable by the parties and their permitted successors and assigns.

            2.7.      Further Assurances.  Each party will execute all documents and take such other actions as the other parties may reasonably request in order to consummate the transactions provided for herein and to accomplish the purposes of this Guaranty.

            2.8       Third Parties.  Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity, other than the stated beneficiaries of this Guaranty and their respective permitted successors and assigns, any rights or remedies under or by reason of this Guaranty.

            2.9       No Strict Construction.  The language used in this Guaranty will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto.

            2.10     Event of Default.  For purposes of this Guaranty, an event of default shall be deemed to have occurred under this Guaranty if an Event of Default shall occur under either of the Notes.

2.11     Remedies, Other Obligations, Breaches and Injunctive Relief.  The Seller's remedies provided in this Guaranty shall be cumulative and in addition to all other remedies available to the Seller under this Guaranty or otherwise, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy of the Seller contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit the Seller's right to pursue actual damages for any failure by the Guarantor to comply with the terms of this Guaranty.

            2.12     Governing Law; Dispute Resolution.  This Agreement shall be interpreted in accordance with the laws of the State of Florida without regard to its conflicts of law principles.  Venue for any and all disputes arising under or in connection with this Agreement shall be proper exclusively in Lee County, Florida.

2.13     Entire Agreement.  This Guaranty sets forth the entire understanding of the parties with respect to the subject matter hereof, and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof, and may be modified only by instruments signed by all of the parties hereto.

2.14     Counterparts. This Guaranty may be executed in two or more counterparts, including by facsimile signature, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

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            IN WITNESS WHEREOF, the parties to this Guaranty have caused this Guaranty to be signed as of the date first written above.

THE GUARANTOR: HOME SOLUTIONS OF AMERICA, INC.
By:
Name:
Title:

THE SELLER:

Anthony Leeber, Jr.